Exhibit 23.1



                         Independent Auditors' Consent



The Board of Directors and Stockholders Celgene Corporation:


     We consent to incorporation by reference in the Registration Statements (no. 33-21462, no. 33-38296, and no. 33-62510) on Form S-8 of Celgene
Corporation of our report dated February 13, 1998, relating to the balance sheets of Celgene Corporation as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual report on Form 10-K of Celgene Corporation.



/s/ KPMG Peat Marwick LLP

Short Hills, New Jersey
March 30, 1998